Exhibit 99.1

Volato Group Shareholders Approve Merger with M2i Global

Advances Path to Enter the $400 Billion Critical Minerals Market, with Closing Expected by the End of the Second Quarter of 2026.

ATLANTA, GA – May 7, 2026 – Volato Group, Inc. (NYSE American: SOAR) (the “Company” or “Volato”) today announced voting results indicate that the shareholders have approved the previously announced merger with M2i Global, Inc. (“M2i Global”)(OTCQB: MTWO) with 99% of the shares of common stock present or represented by valid proxy at the special meeting voting in favor of the merger. This marks a significant milestone toward closing the transaction and advancing Volato’s strategic expansion into the critical minerals sector. The number of shares of common stock present or represented by valid proxy at the special meeting was 15.1 million, representing approximately 40% of the total number of shares of common stock entitled to vote. Management believes that the approval reflects strong shareholder alignment with the Company’s strategic direction and long-term growth plans.

Final voting results will be reported in a Form 8-K filed with the Securities and Exchange commission in the next 4 business days. The merger is currently expected to close by the end of the second quarter of 2026, subject to the satisfaction (or waiver) of remaining customary closing conditions.

Transaction Overview

Under the terms of the merger agreement, M2i Global will merge with a wholly owned subsidiary of Volato, with M2i Global continuing as the surviving entity and a wholly owned subsidiary of Volato. Upon completion of the transaction, existing M2i Global shareholders are expected to own approximately 85% of the combined company, while Volato shareholders are expected to own approximately 15%, on a fully diluted basis (excluding shares underlying warrants).

The combined company is expected to leverage M2i Global’s capabilities across mining, refining, and recycling of critical minerals alongside Volato’s expertise in software, data systems, and operational execution, creating a scalable, technology-enabled platform focused on strengthening domestic supply chains.

Strategic Significance

This transaction will mark Volato’s entry into the critical minerals market—a sector that reached $400 billion in 2025—and will position the combined company to support resilient supply chains essential to U.S. national security and advanced technologies.

Management Commentary

“We believe today’s shareholder vote is a strong endorsement of the strategic rationale for combining Volato with M2i Global,” said Mark Heinen, Chief Financial Officer of Volato. “With shareholder approval secured, our team is focused on completing the remaining closing steps and positioning the combined company to execute in the critical minerals market.”

“The critical minerals market is large, growing, and strategically important—and it is foundational to U.S. industrial strength and national security,” said Major General (Ret.) Alberto C. Rosende, Chief Executive Officer of M2i Global. “We believe this merger positions the combined company to pursue opportunities across the value chain while helping build a more resilient domestic supply chain, and we appreciate the strong support from Volato’s shareholders.”

About Volato

Volato Group, Inc. (NYSE American: SOAR) is a technology company focused on building scalable software and data solutions that improve the reliability and intelligence of high-stakes business decisions. The Company’s existing Parslee Document Intelligence platform enhances the performance of leading large language models (LLMs) by adding deterministic structure and auditability to complex documents such as contracts and SEC filings. Through its proposed merger with M2i Global, Volato is expanding into the critical minerals sector—leveraging its software expertise to bring greater transparency, traceability, and operational intelligence to supply chains essential for U.S. national security and advanced technologies. For more information visit www.flyvolato.com.

About M2i Global

M2i Global, Inc. integrates people, technology, and solutions from across sectors to ensure access to critical minerals and metals for national defense and economic security. M2i Global aims to establish a critical minerals reserve, creating a resilient supply chain that addresses the global shortage of essential minerals and metals. For more information, please visit: www.m2i.global.

Additional Information about the Proposed Transaction and Where to Find It

This communication relates to a potential transaction (the “Transaction”) involving M2i Global and Volato. Volato filed with the SEC a Current Report on Form 8-K with respect to the execution of the definitive agreement and a Registration Statement on Form S-4 (File No. 333-292132) (as amended, the “Registration Statement”), which was declared effective on April 10, 2026 and includes a definitive proxy statement/prospectus. Volato may file other relevant materials with the SEC in connection with the potential Transaction. This communication is not a substitute for the Registration Statement, the definitive proxy statement/ prospectus or any other document that Volato or M2i Global has filed or will file with the SEC or send to its shareholders or investors in connection with the potential Transaction. VOLATO’S SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER DOCUMENTS FILED BY VOLATO WITH THE SEC IN CONNECTION WITH THE POTENTIAL TRANSACTION, OR INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY. Copies of the Registration Statement, the definitive proxy statement/prospectus, and all other relevant materials for the potential Transaction filed, or that will be filed, with the SEC may be obtained, when available, free of charge at the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the potential Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The proposed Transaction is expected to be implemented solely pursuant to the legally binding definitive agreement which was filed as an exhibit to the Current Report on Form 8-K filed by Volato with the SEC on July 29, 2025, and which contains the material terms and conditions of the proposed Transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management or the board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the challenges associated with executing our growth strategy, developing, marketing and consistently delivering high-quality services that meet customer expectations. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Volato disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Volato’s control, that are described in Volato’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, subsequent reports filed with the SEC, and other factors that Volato may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Investors:

investors@flyvolato.com